UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2007
Medtronic, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota (State or other jurisdiction of incorporation)	1-7707 (Commission File Number)	41-0793183 (IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota		55432
(Address of principal executive offices)		(Zip Code)
(763) 514-4000
(Registrant’s telephone number, including area code):
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Retirement of Directors
On August 23, 2007, Messrs. Michael R. Bonsignore and Gordon Sprenger and Dr. William R. Brody, M.D., Ph.D., retired from the Board of Directors and from any Committee of the Board of Directors upon which they served.
Election of Officers
On August 23, 2007, William A. Hawkins, III was elected as President and Chief Executive Officer of Medtronic and Michael F. DeMane was elected as Chief Operating Officer of Medtronic. Arthur D. Collins, Jr., resigned as Chief Executive Officer and will remain as Chairman of the Board until the annual shareholders meeting in August 2008.
Effective upon his promotion, Mr. Hawkins’ annual base salary increased to $1,100,000. In addition, the target payout to Mr. Hawkins under the Medtronic Incentive Plan for fiscal 2008 was increased from 95% to 120% of Mr. Hawkins’ base salary, prorated from the date of his promotion. Annual stock options and performance-based restricted stock awards are to be granted, and long-term performance plan targets are to be set, at a future date.
Effective upon his promotion, Mr. DeMane’s annual base salary increased to $725,000. In addition, the target payout to Mr. DeMane under the Medtronic Incentive Plan for fiscal 2008 was increased from 75% to 95% of Mr. DeMane’s base salary, prorated from the date of his promotion. Annual stock options and performance-based restricted stock awards are to be granted, and long-term performance plan targets are to be set, at a future date.
Mr. Collin's annual compensation changed to $1,000,000 for his position as Chairman of the Board and as an employee of Medtronic.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
By /s/ Terrance L. Carlson
Date: August 23, 2007	Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary